Exhibit 99.1

Press Release	Source: Terremark Worldwide, Inc.
Terremark Worldwide Reports Third Quarter Fiscal 2008 Results
Tuesday February 5, 4:07 pm ET
Company Exceeds Revenue and EBITDA Expectations
•	Revenues for the quarter ended December 31, 2007 were $50.0 million, representing an 103% year-over-year increase and a 10% sequential increase

•	EBITDA, as adjusted, for the third quarter was $11.3 million, representing a 136% year-over-year increase and a 44% sequential increase

•	Income from operations for the third quarter was $4.2 million, representing a 331% year-over-year increase and a 199% sequential increase

•	62 new customers were added in the third quarter, bringing the total number of customers to 948

•	Bookings were $22.8 million for the quarter ending December 31, 2007
MIAMI—(BUSINESS WIRE)—Terremark Worldwide, Inc. (NASDAQ:TMRK — News), a leading provider of managed IT infrastructure services, today reported its results for the quarter ended December 31, 2007. Terremark exceeded previously announced guidance with EBITDA, as adjusted, of $11.3 million and achieved 103% year-over-year growth with revenues of $50.0 million.
“We are pleased to report that our quality of execution remains strong and our third quarter results reflect quarterly records for revenues, bookings and EBITDA,” said Manuel D. Medina, Chairman and CEO of Terremark. “As evidenced by our strong performance and healthy pipeline, we have seen demand for our uniquely differentiated managed IT infrastructure services and network-neutral model increase. We look forward to maintaining this momentum through the balance of the fiscal year and beyond.”
“Across every metric by which we measure success, Terremark met or exceeded expectations,” said Jose Segrera, Chief Financial Officer of Terremark. “We are particularly pleased with our recurring EBITDA, as adjusted, growth and the expansion of our EBITDA, as adjusted, margin which illustrates the strength of our business model and our demonstrated ability to produce solid results.”

Q308 Financial Highlights
•	Total revenues for the quarter ended December 31, 2007 were $50.0 million, exceeding previously announced guidance and representing an increase of 10% compared to the second quarter of fiscal 2008.

•	EBITDA, as adjusted, for the quarter ended December 31, 2007 was $11.3 million, exceeding guidance. EBITDA, as adjusted, is defined as income (loss) from operations less depreciation, amortization, integration expenses, litigation settlement and share-based payments, including share-settled liabilities. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

•	Income from operations for the third quarter was $4.2 million, representing a 331% year-over-year increase and a 199% sequential increase.

•	Gross profit margins, excluding depreciation and amortization, were 47% during the December 31, 2007 quarter.

•	Cross connects billed to customers increased to 6,578 as of December 31, 2007 from 6,119 the previous quarter and 5,271 a year earlier, representing increases of 8% and 25%, respectively. This increase highlights the strong demand for Terremark’s network-neutral model.

•	Total colocation space utilization increased to 22.0% as of December 31, 2007 from 20.9% as of September 30, 2007. Utilization of built-out colocation space increased to 70.0% as of December 31, 2007 from 66.5% as of September 30, 2007.
Business Highlights
Sales and Marketing
•	During the quarter ended December 31, 2007, Terremark added 62 new customers, for a total of 948 customers at the end of the period.

•	Terremark booked $22.8 million of new annual contract value, which represents the eleventh straight quarter of strong bookings.

•	To date, approximately 112 customers have been deployed on Terremark’s Infinistructure™ utility computing platform.

•	As part of its global branding effort, Terremark unveiled a redesigned corporate website (www.terremark.com) that integrates information on the Company’s innovative technology platform and comprehensive suite of IT infrastructure services into a unified message under the single worldwide Terremark brand name.

•	Terremark also enhanced its disaster recovery and data storage team through the addition of a team of experts in IT disaster recovery, business continuity, virtualization and data storage systems.
Facilities
•	Terremark’s build of the NAP of the Capital Region is proceeding on schedule and on budget. The first 50,000-square-foot pod is expected to open in June 2008. The Company also has a strong pipeline of potential customers for the project.

•	The Company is currently in the design development phase of the planned expansion of its facility in Silicon Valley. Construction is expected to begin in the second half of the 2009 fiscal year.
Business Outlook
•	For the fourth quarter of fiscal 2008, the Company expects revenue to range from $55.5 million to $58.5 million and EBITDA, as adjusted, to range from $12.3 million to $14.3 million. The revenues estimate includes approximately $9.0 million of non-recurring revenues.

•	For the full 2008 fiscal year, guidance is narrowed, with revenues between $186 million to $189 million and EBITDA, as adjusted, to range from $38 million to $40 million.

•	For the full 2009 fiscal year, the Company expects revenues between $250 million to $255 million and EBITDA, as adjusted, to range from $55 million to $58 million.
The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the Company’s targets, not predictions of actual performance.
Conference Call Information
•	The Company will hold a conference call today, February 5, 2008 at 5:00 p.m. ET, to discuss all of the above.

•	To hear the conference call live, dial 888-396-2386 (domestic) or 617-847-8712 (international) five to ten minutes before the call and reference the passcode TMRK Call.

•	A simultaneous live Webcast of the call will be available on the Internet at http://www.terremark.com, under the Investor Relations heading.

•	A replay of the call will be available beginning on Tuesday, February 5, 2008 at 7:00 p.m. (ET) by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and providing the following replay code: 20116624. In addition, the Webcast will be available on the Company’s web site at http://www.terremark.com.
Additional information regarding the Company’s financial performance as of and for the quarter ended December 31, 2007 and a comparison to the fiscal year and quarter ended December 31, 2006 can be found on the attached balance sheet and statement of operations and in the Company’s Quarterly Report on Form 10-Q.
About Terremark Worldwide, Inc.
Terremark Worldwide, Inc. (NASDAQ:TMRK — News) is a leading global provider of managed IT infrastructure services delivered on the industry’s most robust and advanced operations platform. Leveraging datacenters in the United States, Europe and Latin America and access to massive and diverse network connectivity, Terremark delivers a comprehensive suite of managed solutions including managed hosting, colocation, connectivity and security services to government and enterprise customers. Terremark’s acclaimed Infinistructure™ utility computing architecture has redefined industry standards for scalable and flexible computing infrastructure and its DigitalOps® service platform combines end-to-end systems management workflow with a comprehensive customer portal. More information about Terremark Worldwide can be found at www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth, the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.

Non-GAAP Financial Measures
Terremark continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Terremark uses non-GAAP financial measures, such as EBITDA, as adjusted. In presenting these non-GAAP financial measures, Terremark excludes certain items that it believes are not good indicators of the Company’s current or future operating performance. These items are depreciation, amortization, integration expenses, litigation settlement and share-based payments, including share-settled liabilities.
Terremark intends to calculate the various non-GAAP financial measures in future periods on a basis consistent with its calculation of those measures for the three and nine months ended December 31, 2007 and 2006 and the three months ended September 30, 2007, presented within this press release.

Terremark Worldwide, Inc.
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Revenues	$49,963,582	$45,368,485	$24,668,688
Expenses
Cost of revenues, excluding depreciation	26,358,297	25,304,099	12,972,865
General and administrative	8,634,422	8,515,842	4,909,434
Sales and marketing	5,626,935	5,490,687	3,092,270
Depreciation and amortization	5,095,586	4,639,156	2,709,116

Operating expenses	45,715,240	43,949,784	23,683,685

Income from operations	4,248,342	1,418,701	985,003

Other (expenses) income
Change in fair value of derivatives embedded within convertible debt	(180,257)	91,103	(4,985,854)
Interest expense	(9,153,055)	(8,700,169)	(6,908,695)
Interest income	1,718,353	1,397,534	268,690
Other financing charges	—	(1,173,079)	—
Loss on early extinguishment of debt	—	(8,451,131)	—

Total other expenses	(7,614,959)	(16,835,742)	(11,625,859)

Loss before income taxes	(3,366,617)	(15,417,041)	(10,640,856)
Income taxes	123,877	102,846	135,000

Net loss	(3,490,494)	(15,519,887)	(10,775,856)
Preferred dividend	(195,250)	(201,438)	(161,700)

Net loss attributable to common stockholders	$(3,685,744)	$(15,721,325)	$(10,937,556)

Net loss per common share:

Basic and diluted	$(0.06)	$(0.27)	$(0.25)

Weighted average common shares outstanding - basic and diluted	58,580,893	58,377,364	43,937,776

Reconciliation of Income from Operations to EBITDA, as adjusted:

Income from operations	4,248,342	1,418,701	985,003
Depreciation and amortization	5,095,586	4,639,156	2,709,116
Integration expenses	355,384	649,096	—
Litigation settlement	540,000	—	—
Share-based payments, including share-settled liabilities	1,028,199	1,093,980	1,083,510

EBITDA, as adjusted	$11,267,511	$7,800,933	$4,777,629

Calculation of Gross Profit Margin:
Operating revenues	49,963,582	45,368,485	24,668,688
Less:
Cost of revenues, excluding depreciation	26,358,297	25,304,099	12,972,865

Gross profit	$23,605,285	$20,064,386	$11,695,823

Gross Profit Margin as a % of operating revenues	47%	44%	47%

Terremark Worldwide, Inc.
Condensed Consolidated Statements of Operations

	For the Nine Months Ended
	December 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues	$130,573,357	$70,256,172
Expenses
Cost of revenues, excluding depreciation	70,610,042	39,432,627
General and administrative	23,488,289	12,571,132
Sales and marketing	14,959,598	8,353,144
Depreciation and amortization	13,442,547	8,104,675

Operating expenses	122,500,476	68,461,578

Income from operations	8,072,881	1,794,594

Other (expenses) income
Change in fair value of derivatives embedded within convertible debt	1,424,187	7,232,321
Interest expense	(24,663,278)	(20,397,985)
Interest income	4,038,217	815,670
Other financing charges	(1,173,079)	—
Loss on early extinguishment of debt	(26,949,577)	—

Total other expenses	(47,323,530)	(12,349,994)

Loss before income taxes	(39,250,649)	(10,555,400)
Income taxes	510,723	135,000

Net loss	(39,761,372)	(10,690,400)
Preferred dividend	(598,813)	(487,500)

Net loss attributable to common stockholders	$(40,360,185)	$(11,177,900)

Net loss per common share:
Basic and diluted	$(0.70)	$(0.26)

Weighted average common shares outstanding — basic and diluted	58,044,864	43,778,619

Reconciliation of Income from Operations to EBITDA, as adjusted:

Income from operations	8,072,881	1,794,594
Depreciation and amortization	13,442,547	8,104,675
Integration expenses	1,004,480	—
Litigation settlement	540,000	—
Share-based payments, including share-settled liabilities	2,569,941	1,018,667

EBITDA, as adjusted	$25,629,849	$10,917,936

Calculation of Gross Profit Margin:
Operating revenues	130,573,357	70,256,172
Less:
Cost of revenues, excluding depreciation	70,610,042	39,432,627

Gross profit	$59,963,315	$30,823,545

Gross Profit Margin as a % of operating revenues	46%	44%

Terremark Worldwide, Inc.
Condensed Consolidated Balance Sheets

	December 31,	September 30,	March 31,
	2007	2007	2007
	(unaudited)	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$133,667,186	$144,044,438	$105,090,779
Restricted cash	—	—	832,178
Accounts receivable, net	32,311,286	34,124,852	23,586,471
Prepaid expenses and other current assets	8,769,214	8,541,113	7,701,438

Total current assets	174,747,686	186,710,403	137,210,866
Property and equipment, net	185,779,864	169,116,645	137,936,954
Debt issuance costs, net	10,313,198	10,664,763	5,898,355
Other assets	7,649,834	7,806,605	7,042,671
Capital lease receivable, net	170,275	597,788	1,885,646
Intangibles, net	16,380,526	16,822,462	2,900,000
Goodwill	82,954,661	84,190,042	16,771,189

Total assets	$477,996,044	$475,908,708	$309,645,681

Liabilities and Stockholder’s Equity

Current liabilities
Current portion of debt and capital lease obligations	$3,045,047	$3,192,411	$2,221,677
Accounts payable and other current liabilities	37,101,729	35,543,998	33,415,886
Interest payable	597,999	2,323,163	3,663,248

Total current liabilities	40,146,776	38,736,409	35,637,563
Mortgage payable, less current portion	248,372,253	247,509,597	45,531,211
Convertible debt	85,562,769	84,907,972	69,914,065
Derivatives embedded within convertible debt, at estimated fair value	—	—	16,796,865
Notes payable, less current portion	—	—	42,279,711
Deferred rent and other liabilities	7,226,270	7,203,280	5,245,487
Deferred revenue	6,607,588	5,805,095	4,742,258

Total liabilities	387,915,656	384,162,353	220,147,160

Commitments and contingencies	—	—	—

Stockholders’ equity Series I convertible preferred stock	1	1	1
Common stock	58,601	58,481	55,813
Common stock warrants	11,216,638	11,216,638	12,596,638
Additional paid-in capital	417,802,637	416,532,327	377,138,006
Accumulated deficit	(339,958,933)	(336,469,160)	(300,197,561)
Accumulated other comprehensive income	1,068,230	605,390	89,991
Note receivable	(106,786)	(197,322)	(184,367)

Total stockholders’ equity	90,080,388	91,746,355	89,498,521

Total liabilities and stockholders’ equity	$477,996,044	$475,908,708	$309,645,681

Contact:
Terremark Worldwide, Inc., Miami
Media Relations
Xavier Gonzalez, 305-860-7856
xgonzalez@terremark.com
or
Investor Relations
Hunter Blankenbaker, 305-860-7822
hblankenbaker@terremark.com